Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Ardmore Shipping Corporation for the registration of 5,000,000 shares of its common stock relating to its Dividend Reinvestment Plan and to the incorporation by reference therein of our report dated March 27, 2015, with respect to the consolidated financial statements of Ardmore Shipping Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland

March 27, 2015